Exhibit 4.62
NOVATION AGREEMENT
This Novation Agreement is made this 13th August 2008 between:
1.	Hong Kong Productivity Council of HKPC Building, 78 Tat Chee Avenue, Kowloon, Hong Kong (hereinafter referred to as “the Council”),

2.	Zastron Precision-Tech Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “ZPT”),

3.	Nam Tai Electronic & Electrical Products Limited of Units 5811-5812, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (hereinafter referred to as “NTEEP”).
WHEREAS:
(I)	The Council and ZPT have entered into a Consultancy for Enterprise Resources Planning Agreement dated 31 May 2007 (“the Agreement”).

(II)	ZPT wishes to be released and discharged from the Agreement and the Council has agreed to release and discharge ZPT, upon NTEEP undertaking to perform the Agreement and to be bound by the terms of the Agreement in place of ZPT with effect from the date of this Novation Agreement (“this Date”).
NOW THIS NOVATION AGREEMENT WITNESSES AS FOLLOWS:
1.	NTEEP undertakes with the Council with effect from this Date to be bound by and to perform all the terms of the Agreement and to assume all obligations and duties and liabilities under the Agreement in every way as if NTEEP were an original party to the Agreement in lieu of ZPT.

2.	NTEEP hereby ratifies all previous acts and deeds taken or done by ZPT with respect to the Agreement as if the same had been taken and done by NTEEP.

3.	ZPT hereby assigns and transfers to NTEEP all rights, benefits, titles and interest of ZPT in and under the Agreement. The term “Employer” as used in the Agreement shall as from this Date refer to NTEEP.

4.	With effect from this Date, the Council releases and discharges ZPT from all claims and demands and liabilities whatever in respect of or related to the Agreement and accepts the liability of NTEEP under the Agreement in lieu of the liability of ZPT and agrees to be bound by and to perform all the terms of the Agreement in every way as if NTEEP were an original party to the Agreement in lieu of ZPT.

5.	For the avoidance of doubt, all services provided by the Council to ZPT under the Agreement before this Date shall be deemed to have been provided by the Council to NTEEP as if the Council and NTEEP were the original parties to the Agreement.

6.	This Novation Agreement shall be governed by and construed in accordance with Hong Kong laws, and the parties hereto submit to the non-exclusive jurisdiction of the Hong Kong Courts.
IN WITNESS WHEREOF the parties hereto have duly executed the Novation Agreement the day and year first above written.

Signed by Mr. Wilson Fung	)
For and on behalf of	)	[Signed]
Hong Kong Productivity Council	)

Sealed with the Common Seal of	)
Zastron Precision-Tech Limited	)	[Signed]
and signed by John Quinto Farina	)
its director	)

Sealed with the Common Seal of	)
Nam Tai Electronic & Electrical	)
Products Limited and signed by	)	[Signed]
Masaaki Yasukawa and	)
Wong Kuen Ling	)
its directors	)